Exhibit 99.2

Sutor Announces the Appointment of New CEO

DONGBANG TOWN, China, May 14 /Xinhua-PRNewswire/ — Sutor Technology Group Limited (“Sutor” or “the Company”) (Nasdaq: SUTR), a leading provider of steel finishing fabrication products in China, today announced the appointment of a new Chief Executive Officer (“CEO”).

On May 14, 2008, Sutor announced that Mr. Liuhua Guo had resigned from his position as CEO effective May 12, 2008. At the same time, the Board of Directors approved the appointment of the current Chairperson of the Board of Directors, Ms. Lifang Chen, as the new CEO. Ms. Chen will retain her current position as the Chairperson of Sutor.

During his tenure as CEO, Mr. Liuhua Guo made tremendous contributions towards the enhancement and consummation of Sutor’s strategic goal of vertically integrating Sutor’s operation and manufacturing system. As one of the most experienced employees and senior engineer, Mr. Guo was responsible for the management and oversight of several important construction and engineering projects for the company. Mr. Guo resigned from his position due to personal reasons, but will remain an important asset to Sutor. In his new position, Mr. Guo will focus on technical issues and continue working on new business development opportunities for Sutor.

Ms. Lifang Chen, the current Chairperson of Board of Directors, is the founder of Sutor. Through her years at Sutor, Ms. Chen has displayed remarkable management ability and provided the strategic planning necessary to continue to expand Sutor’s revenues. Ms. Chen has accumulated deep industry knowledge as well as experiences in her tenure as Chairperson of Sutor. “Chairlady Chen is the perfect choice for CEO,” said the chairman of Sutor’s management committee, “under the leadership of Ms. Chen, Sutor is definitely having a prosperous future.”

“Thank you very much for the appreciation of board of directors, and the appointment for me to be the next CEO of Sutor.” Ms. Chen said, “I feel very grateful for the wonderful job that our former CEO has done, and at the same time I fully understand the responsibilities and obligations which are coming along with this position. I promise to do my best to bring Sutor to another high-speed growing phase, and together with Sutor’s professional, intelligent, and efficient management team, I am full of confidence to reach this goal.

“Thanks to the efforts of all the employees of Sutor, and the leadership of the whole management group as well, the Company has witnessed booming development.” Mr. Liuhua Guo said, “I presented my resignation because of personal reasons; however I will still devote myself into the development of Sutor at my technical position. Ms. Lifang Chen is the founder of Sutor and a very talented entrepreneur. She is well-experienced in the high-end steel industry. Under her leadership, Sutor is absolutely having a bright future.”

About Suto Technology Group Limited

Sutor (NASDAQ: SUTR) is one of the leading manufacturers of steel finishing fabrication products in China. Sutor utilizes a variety of pocesses and technological methodologies to convert steel manufactured by third parties into steel finishing fabrication products, including hot-dipped galvanized steel, pre-painted galvanized steel, acid-pickled steel, and cold-rolled steel. To learn more about the Company, please visit http://www.sutorcn.com.

For more information, please contact:

Company Contact (PRC):
Mr. Kape Cao
Tel: +86-512-52680988

SOURCE Sutor Technology Group Limited